Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blueprint Medicines Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2024 Stock Incentive Plan Common Stock, $0.001 par value per share	457(h)	9,200,000	$104.84(2)	$964,528,000 (2)	.0001476	$142,364.34
Total Offering Amounts					$964,528,000		$142, 364.34
Total Fee Offsets							__
Net Fee Due							$142, 364.34

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that may from time to time be offered or issued under the above-named plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on June 18, 2024.